GREENHILL & CO., INC. AMENDED 2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTIFICATION

Greenhill & Co., Inc., a Delaware corporation (the “Company”), hereby grants to the “Participant” (named below) this award of Restricted Stock Units (“RSUs”) (the “Award”) pursuant to the Greenhill & Co., Inc., Amended 2019 Equity Incentive Plan (the “Plan”) upon the following terms and conditions:

Name of Participant:	#ParticipantName#

Grant Date:	#GrantDate#

Number of RSUs:	#QuantityGranted#

Grant Price (USD):	#GrantDateFMV#

1.Notification. This Award is subject to all terms and conditions of this Notification and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. The term “Notification” means this Notification.

2.Nature of Award. Each RSU represents a right to a future payment equal to the Fair Market Value of one Share at the time of such payment. Such payment may, at the Committee’s election, be in cash or Shares or a combination thereof.

3.Treatment of Dividends. In accordance with Section 17 of the Plan, and to the extent the Company pays dividends on Shares while the RSUs remain outstanding, the Participant shall be entitled to receive within 75 days of the Settlement Date (as defined below), a payment (in cash or Shares) equal to the Dividend Equivalent Amount. “Dividend Equivalent Amount” means (i) the aggregate amount of cash dividends paid in respect of one Share on record dates occurring on or after the Grant Date set forth above but before the Settlement Date, multiplied by (ii) the number of Shares that become issuable to the Participant upon vesting of the RSUs as determined in accordance with Section 4 below.

4.Vesting Eligibility of RSUs. Subject to the terms and conditions set forth in the Plan, the RSUs will be eligible for vesting as follows:

a.General. Unless otherwise provided under the Plan or this Notification, the RSUs will be eligible for vesting as of the dates (the “Vesting Date(s)”) set forth below in accordance with the attached Appendix. The delivery of Shares settled upon vesting will be scheduled to coincide with an open trading window pursuant to Section 5 below.

    Vesting Dates =
#VestingDateandQuantity#

b.Termination of Employment. Upon a termination of employment, the provisions of Section 12 of the Plan shall apply. Notwithstanding Section 12 of the Plan, if the Participant’s employment with the Company terminates before the Vesting Date for reason of Retirement, the RSUs shall automatically be forfeited and cancelled by the Company.

c.Senior Advisor Status. Notwithstanding Section 4(b) above, if, rather than terminating employment due to the Participant’s Retirement, the Participant is eligible and offers to convert to senior advisor status on terms substantially similar to those in the Senior Advisor and Non-Competition Agreement (which will be provided upon the Participant’s request), this Award will continue to vest in accordance with the schedule set forth in Section 4(a) above subject to the terms of the Plan, this Notification, and the Senior Advisor and Non-Competition Agreement, the terms of which shall be incorporated herein by reference.

5.Settlement of RSUs. RSUs eligible for vesting in accordance with Section 4 above will be settled by delivering to Participant the number of Shares underlying the RSUs (or a cash payment therefore) within 75 days following the Vesting Date (such date, the “Settlement Date”).

6.Forfeiture. RSUs that are not eligible for vesting under the Plan will be automatically forfeited and cancelled by the Company.

7.Tax Withholding. In accordance with Section 18(a) of the Plan, the Committee may in its sole discretion withhold from the payment to you hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment, including by net settling the award or selling a sufficient number of Shares otherwise deliverable to the Participant upon settlement (through a broker or otherwise in the Company’s discretion).

8.No Rights of Shareholder. An RSU does not represent an equity interest in the Company and carries no voting rights. You will not have any rights of a shareholder with respect to any RSUs until the Shares corresponding to any RSU have been delivered to you.

9.Dates. The presentation of dates related to Grant Date, Vesting Date(s) and Settlement Date is displayed in the U.S. format of month/day/year.

10.Notices. Notices hereunder and under the Plan, if to the Company, shall be delivered to the Committee or mailed to the Company’s principal office, which is currently Greenhill & Co.,

Inc., 1271 Avenue of the Americas, New York, New York, 10020, attention of the Committee, or, if to you, shall be delivered to you or mailed to your address as it appears in the Company’s records.

11.Committee Discretion. All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Notification and the Plan, this Notification shall govern.

12.Clawback. Pursuant to the terms of the Plan, this Award and any cash payment or Shares delivered pursuant to this Award (including the Dividend Equivalent Amount) are subject to forfeiture and recovery by the Company based on the terms of any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

13.Section 409A. The intent of the parties is that payments and benefits under this Award be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Award shall be interpreted and administered to be in compliance therewith. Notwithstanding anything to the contrary herein, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of this Award unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything to the contrary herein, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award (or any other plan or agreement of the Company) during the six-month period immediately following the Participant’s separation from service (including for any “specified employee”) shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). This Award may be amended in any respect deemed by the Board or the Committee to be necessary in order to comply with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

14.Participant Acknowledgements. By accepting this Award, you acknowledge receipt of a copy of the Plan, and agree to be bound by the terms and conditions set forth in this Notification and the Plan, as in effect from time to time. By accepting this Award, you further acknowledge that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

15.Governing Law. This Notification shall be governed by the laws of the state of New York without giving effect to its choice of law provisions.

GREENHILL & CO., INC.
By:
Name:
Title: